UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

(Date of earliest event reported): August 6, 2013

MOTORCAR PARTS OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	001-33861 (Commission File #)	11-2153962 (IRS Employer Identification No.)

2929 California Street, Torrance, CA 90503
(Address of principal executive offices)

(310) 212-7910
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2012, Motorcar Parts of America, Inc., a New York corporation (the “Company”), entered into the Employment Agreement with Selwyn Joffe, the Chairman of the Board, President and Chief Executive Officer of the Company (the “Employment Agreement”).  Under the terms of the Employment Agreement, all stock options granted to Mr. Joffe by the Company are required to contain terms permitting net issue exercises.  Subsequently, on December 28, 2012, a stock option with an aggregate of 233,200 underlying shares (the “December 2012 Stock Option”) was granted to Mr. Joffe pursuant to the Company’s 2010 Incentive Award Plan, as amended from time to time.  The Stock Option Grant Notice and Stock Option Agreement pursuant to which the December 2012 Stock Option was granted did not reflect terms relating to net issue exercises as required by the Employment Agreement.  On August 6, 2013, the Board of Directors of the Company adopted a Form of Stock Option Grant Notice and Form of Stock Option Agreement that contain terms permitting net issue exercises.  The Stock Option Grant Notice and Stock Option Agreement pursuant to which the December 2012 Stock Option was granted to Mr. Joffe were amended to conform to the Form of Stock Option Grant Notice and Form of Stock Option Agreement adopted by the Company on August 6, 2013, which will be used in connection with any future stock options granted to Mr. Joffe.

The foregoing descriptions of the Form of Stock Option Grant Notice and Form of Stock Option Agreement are qualified in their entirety by reference to the full texts of the Form of Stock Option Grant Notice and Form of Stock Option Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto and are incorporated herein by reference.

Item 9.01                          Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description

10.1	Form of Stock Option Grant Notice for use in connection with stock options granted to Selwyn Joffe pursuant to the Motorcar Parts of America, Inc. 2010 Incentive Award Plan.
10.2	Form of Stock Option Agreement for use in connection with stock options granted to Selwyn Joffe pursuant to the Motorcar Parts of America, Inc. 2010 Incentive Award Plan.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTORCAR PARTS OF AMERICA, INC.:

Dated: August 12, 2013	By:	/s/ Michael Umansky
Michael Umansky
Vice President and General Counsel